                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                      January 15, 1999 (December 23, 1998)

                        DOBSON COMMUNICATIONS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Oklahoma                                          333-23769
-------------------------------                      ---------------------
(State or other jurisdiction of                      (Commission File No.)
 incorporation or organization)

                                   73-1513309
                       -----------------------------------
                       (I.R.S Employer Identification No.)

                         13439 North Broadway Extension
                                    Suite 200
                           Oklahoma City, Oklahoma      73114
           -----------------------------------------------------
           (Address of principal executive offices)   (Zip Code)

                                 (405) 391-8500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Dobson Communications Corporation ("DCC") on January 7, 1999 solely to add the financial statements of the business acquired required by Item 7(a), the pro forma financial statements required by Item 7(b) and additional exhibits required by Item 7(c).

Item 7.

(a)      Financial Statements of Businesses Acquired

         (1) The audited financial statements of Sygnet Wireless, Inc. consisting of consolidated balance sheets as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the three years ended December 31, 1997 and the unaudited consolidated financial statements of Sygnet Wireless, Inc.
                as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are set forth below.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sygnet Wireless, Inc.

    We have audited the accompanying consolidated balance sheets of Sygnet Wireless, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sygnet Wireless, Inc. at December 31, 1996 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
February 6, 1998

                             SYGNET WIRELESS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31
                                                                                   ------------------------------
                                                                                        1996            1997
                                                                                   --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $    2,257,748  $      860,086
  Accounts receivable, less allowance for doubtful accounts of $809,800 at
    December 31, 1997 and $1,168,800 at December 31, 1996........................       8,857,028      10,711,627
  Inventory......................................................................       1,696,952       1,867,445
  Prepaid expenses...............................................................         531,171         309,460
                                                                                   --------------  --------------
    Total current assets.........................................................      13,342,899      13,748,618
Other assets:
  Cellular licenses--net.........................................................     252,271,468     245,866,235
  Customer lists--net............................................................      24,535,885      19,382,087
  Deferred financing costs--net..................................................      10,068,956       8,982,430
                                                                                   --------------  --------------
    Total other assets...........................................................     286,876,309     274,230,752
Property and equipment--net......................................................      43,958,969      53,007,015
                                                                                   --------------  --------------
    Total assets.................................................................  $  344,178,177  $  340,986,385
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................................................  $    2,826,629  $    3,264,206
  Deferred revenue...............................................................       1,679,873       2,058,066
  Accrued expenses and other liabilities.........................................       2,744,789       4,196,230
  Interest payable...............................................................       6,940,623       6,749,755
                                                                                   --------------  --------------
    Total current liabilities....................................................      14,191,914      16,268,257
Long-term debt...................................................................     312,250,000     305,500,000
Redeemable Series A Senior Cumulative Nonvoting Preferred Stock, $.01 par,
  aggregate redemption value of $20,690,411, 500,000 shares authorized, 200,000
  shares issued and outstanding and warrants.....................................      19,718,028        --
Shareholders' equity (deficit):
  Common shares, $.01 par, Class A, 1 vote per share; 60,000,000 shares authorized; 4,010,653 shares issued and outstanding as of December 31, 1997;
    2,653 shares issued and outstanding as of December 31, 1996..................              27          40,107
  Common shares, $.01 par, Class B, 10 votes per share; 10,000,000 shares authorized; 5,159,977 shares issued and outstanding as of December 31, 1997;
    6,167,977 shares issued and outstanding as of December 31, 1996..............          61,679          51,599
  Additional paid-in capital.....................................................       5,812,211      47,598,498
  Retained deficit...............................................................      (7,605,730)    (28,222,124)
  Note receivable from officer/shareholder.......................................        (249,952)       (249,952)
                                                                                   --------------  --------------
Total shareholders' equity (deficit).............................................      (1,981,765)     19,218,128
                                                                                   --------------  --------------
Total liabilities, redeemable preferred stock and shareholders' equity
  (deficit)......................................................................  $  344,178,177  $  340,986,385
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31
                                                                     --------------------------------------------
                                                                         1995           1996            1997
                                                                     -------------  -------------  --------------
REVENUE:
  Subscriber revenue...............................................  $  17,191,291  $  31,084,883  $   52,638,712
  Roamer revenue...................................................      4,175,809      9,687,284      26,992,584
  Equipment sales..................................................      1,529,284      2,416,769       4,323,052
  Other revenue....................................................      1,680,544      1,607,245       1,679,412
                                                                     -------------  -------------  --------------
    Total revenue..................................................     24,576,928     44,796,181      85,633,760

COSTS AND EXPENSES:
  Cost of services.................................................      3,365,954      5,508,386      10,048,416
  Cost of equipment sales..........................................      4,163,890      5,816,144       9,663,251
  General and administrative.......................................      5,563,887      9,852,004      16,975,592
  Selling and marketing............................................      3,082,492      6,080,308      10,841,059
  Depreciation and amortization....................................      3,486,554     10,038,439      28,718,937
                                                                     -------------  -------------  --------------
    Total costs and expenses.......................................     19,662,777     37,295,281      76,247,255
                                                                     -------------  -------------  --------------

INCOME FROM OPERATIONS.............................................      4,914,151      7,500,900       9,386,505

OTHER:
  Interest expense.................................................      2,660,248     11,173,688      29,901,678
  Other expense, net...............................................        303,867        194,723         101,221
                                                                     -------------  -------------  --------------
(LOSS) INCOME BEFORE EXTRAORDINARY ITEM............................      1,950,036     (3,867,511)    (20,616,394)
Extraordinary loss on extinguishment of debt.......................       --           (1,420,864)       --
                                                                     -------------  -------------  --------------
NET (LOSS) INCOME..................................................  $   1,950,036  $  (5,288,375) $  (20,616,394)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Earnings per share information (pro forma for 1996):
  Loss before preferred stock dividend and accretion...............                    (5,288,375) $  (20,616,394)
  Preferred stock dividend and accretion...........................                 $    (718,028) $   (2,121,423)
                                                                                    -------------  --------------
  Net loss applicable to common shareholders.......................                 $  (6,006,403) $  (22,737,817)
                                                                                    -------------  --------------
                                                                                    -------------  --------------
  Net loss per share applicable to common shareholders
    Before extraordinary item......................................                 $        (.74) $        (2.93)
    Extraordinary item.............................................                          (.23)       --
                                                                                    -------------  --------------
    Net loss.......................................................                 $        (.97) $        (2.93)
                                                                                    -------------  --------------
                                                                                    -------------  --------------
Weighted average common shares outstanding.........................                     6,170,630       7,773,370
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                  WILCOM CORPORATION                         SYGNET COMMUNICATIONS, INC.
                                                     COMMON STOCK                                   COMMON STOCK
                                    ----------------------------------------------  ---------------------------------------------
                                            TYPE A                  TYPE B                 TYPE A                 TYPE B
                                    ----------------------  ----------------------  --------------------  -----------------------
                                      SHARES      AMOUNT      SHARES      AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT
                                    -----------  ---------  -----------  ---------  ---------  ---------  ----------  -----------
Balance as of January 1, 1995.....         500   $  12,500       2,500   $  62,500    209,362  $ 209,362   1,046,801  $ 1,046,801
  Net Income......................
  Dividends declared..............
  Type A common stock
    repurchased...................
  Type B common stock
    repurchased...................
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------

Balance as of December 31, 1995...         500      12,500       2,500      62,500    209,362    209,362   1,046,801    1,046,801
  Net loss........................
  Dividends declared..............
  Corporate merger................        (500)    (12,500)     (2,500)    (62,500)     4,360      4,360      21,800       21,800
  Retirement of treasury stock....                                                     (8,024)               (40,173)
  Sygnet Wireless
    capitalization................                                                   (205,698)  (213,722) (1,028,428)  (1,068,601)
  Capital contribution of
    S Corporation earnings........
  Preferred stock dividend........
  Accretion of preferred stock....
  Exchange of common shares.......
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------
Balance as of December 31, 1996...          --      --          --          --         --         --          --          --
  Net loss........................
  Preferred Stock dividend........
  Accretion of Preferred Stock....
  Stock option compensation.......
  Excess of redemption price over
    carring value of Preferred
    Stock.........................
  Net Proceeds from issuance of
    stock to Boston Venture.......
  Exchange of Common Shares.......
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------
  Balance as of December 31,
    1997..........................          --   $  --          --       $  --         --      $  --          --      $   --
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------


                                               SYGNET WIRELESS, INC.
                                    -------------------------------------------                                 NOTE
                                                                                                             RECEIVABLE
                                          CLASS A                CLASS B         ADDITIONAL     RETAINED        FROM
                                    --------------------  ---------------------    PAID-IN      EARNINGS      OFFICER/
                                     SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL     (DEFICIT)    SHAREHOLDER
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------
Balance as of January 1, 1995.....     --      $  --          --      $  --      $ 4,170,368  $   (482,842)  $ (249,952)
  Net Income......................                                                               1,950,036
  Dividends declared..............                                                                (713,519)
  Type A common stock
    repurchased...................
  Type B common stock
    repurchased...................
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------
Balance as of December 31, 1995...     --         --          --         --        4,170,368       753,675     (249,952)
  Net loss........................                                                              (5,288,375)
  Dividends declared..............                                                                (261,625)
  Corporate merger................                                                    48,840
  Retirement of treasury stock....                                                (1,718,991)
  Sygnet Wireless
    capitalization................                         6,170,630     61,706    1,220,617
  Capital contribution of
    S Corporation earnings........                                                 2,809,405    (2,809,405)
  Preferred stock dividend........                                                  (690,411)
  Accretion of preferred stock....                                                   (27,617)
  Exchange of common shares.......      2,653         27      (2,653)       (27)
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------
Balance as of December 31, 1996...      2,653         27   6,167,977     61,679    5,812,211    (7,605,730)    (249,952)
  Net loss........................                                                             (20,616,394)
  Preferred Stock dividend........                                                (1,149,040)
  Accretion of Preferred Stock....                                                   (46,849)
  Stock option compensation.......                                                   306,000
  Excess of redemption price over
    carring value of Preferred
    Stock.........................                                                  (925,534)
  Net Proceeds from issuance of
    stock to Boston Venture.......  3,000,000     30,000                          43,601,710
  Exchange of Common Shares.......  1,008,000     10,080  (1,008,000)   (10,080)
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------
  Balance as of December 31,
    1997..........................  4,010,653  $  40,107   5,159,977  $  51,599  $47,598,498  $(28,222,124)  $ (249,952)
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------



                                           TREASURY STOCK
                                      -----------------------
                                      SHARES        AMOUNT
                                      -------     -----------
Balance as of January 1, 1995.....         --     $      --
  Net Income......................
  Dividends declared..............
  Type A common stock
    repurchased...................      8,024     $  (312,936)
  Type B common stock
    repurchased...................     40,173     $(1,406,055)
                                      -------     -----------
Balance as of December 31, 1995...     48,197     $(1,718,991)
  Net loss........................
  Dividends declared..............
  Corporate merger................
  Retirement of treasury stock....    (48,197)      1,718,991
  Sygnet Wireless
    capitalization................
  Capital contribution of
    S Corporation earnings........
  Preferred stock dividend........
  Accretion of preferred stock....
  Exchange of common shares.......
                                      -------     -----------
Balance as of December 31, 1996...      --            --
  Net loss........................
  Preferred Stock dividend........
  Accretion of Preferred Stock....
  Stock option compensation.......
  Excess of redemption price over
    carring value of Preferred
    Stock.........................
  Net Proceeds from issuance of
    stock to Boston Venture.......
  Exchange of Common Shares.......
                                      -------     -----------
  Balance as of December 31,
    1997..........................    $ --        $   --
                                      -------     -----------
                                      -------     -----------

                             See accompanying notes

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31
                                                                  -----------------------------------------------
                                                                       1995            1996             1997
                                                                  --------------  ---------------  --------------
OPERATING ACTIVITIES
Net (loss) income...............................................  $    1,950,036  $    (5,288,375) $  (20,616,394)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation..................................................       2,765,816        5,948,693      16,018,841
  Amortization..................................................         720,738        4,089,746      12,700,096
  Compensation expense from issuance of stock options...........        --              --                306,000
  Loss on disposal of equipment.................................         161,222          177,633         102,955
  Extraordinary loss on extinguishment of debt..................        --              1,420,864        --
  Changes in operating assets and liabilities:
    Accounts receivable.........................................      (2,838,833)        (184,315)     (1,854,599)
    Inventory...................................................        (184,951)        (287,900)       (170,493)
    Prepaid and deferred expenses...............................           7,951           28,649         232,548
    Accounts payable and accrued expenses.......................        (589,925)       2,424,406       2,866,653
    Accrued interest payable....................................         452,933        6,481,912        (190,868)
                                                                  --------------  ---------------  --------------
Net cash provided by operating activities.......................       2,444,987       14,811,313       9,394,739
INVESTING ACTIVITIES
Acquisitions of Horizon and Erie................................     (40,533,104)    (254,150,136)       (599,442)
Purchases of property and equipment.............................      (9,056,098)     (10,049,999)    (25,575,837)
Proceeds from sale of equipment.................................         513,730        --                405,995
                                                                  --------------  ---------------  --------------
Net cash used in investing activities...........................     (49,075,472)    (264,200,135)    (25,769,284)
FINANCING ACTIVITIES
Dividends paid..................................................      (1,158,980)        (261,625)       --
Proceeds from long-term debt....................................      51,986,188      320,750,000      30,500,000
Principal payments on long-term debt............................        (750,000)     (78,000,000)    (37,250,000)
Increase in financing costs.....................................      (1,716,230)     (10,290,097)        (65,376)
Net proceeds from issuance of preferred stock...................        --             19,000,000        --
Redemption of preferred stock...................................        --              --            (21,839,451)
Net proceeds from issuance of common stock......................        --              --             43,631,710
Purchase of treasury stock......................................      (1,718,991)       --               --
                                                                  --------------  ---------------  --------------
Net cash provided by financing activities.......................      46,641,987      251,198,278      14,976,883
(Decrease) increase in cash and cash equivalents................          11,502        1,809,456      (1,397,662)
Cash and cash equivalents at beginning of year..................         436,790          448,292       2,257,748
                                                                  --------------  ---------------  --------------
Cash and cash equivalents at end of year........................  $      448,292  $     2,257,748  $      860,086
                                                                  --------------  ---------------  --------------
                                                                  --------------  ---------------  --------------

                             See accompanying notes

                             SYGNET WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the combined financial statements of Sygnet Communications, Inc. ("Sygnet") and Wilcom Corporation ("Wilcom") through August 31, 1996, the effective date of the merger described below, and the consolidated accounts of Sygnet Wireless, Inc. and its wholly-owned subsidiary Sygnet Communications, Inc. ("Sygnet") (hereinafter collectively referred to as the "Company") thereafter. The Company owns and operates cellular telephone systems serving one large cluster with an approximate population of 2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

    On August 19, 1996, the shareholders of Sygnet and Wilcom effected a corporate restructuring whereby Wilcom was merged into Sygnet and shareholders of Wilcom received 8.72 shares of Sygnet common stock for each share of Wilcom common stock held as of August 31, 1996, the effective date of the merger. This merger was a business combination between entities under common control whereby the assets and liabilities so transferred were accounted for at historical cost in a manner similar to that in pooling-of-interest accounting. Also, in conjunction with this merger, the shareholders of Sygnet amended the articles of incorporation to change Sygnet's name to Sygnet Wireless, Inc.

    Prior to the restructuring, Sygnet and Wilcom had been operating their cellular business through three partnerships (Youngstown Cellular Telephone Company ("YCTC")), Erie Cellular Telephone Company ("Erie"), and Wilcom Cellular) and Sharon--Youngstown Cellular, Inc. ("Sharon"). As a result of the restructuring and merger, Sharon was renamed Sygnet and is the wholly-owned subsidiary and operating company of Sygnet Wireless, Inc. The existence of YCTC, Erie, and Wilcom Cellular terminated on October 1, 1996 when all partnership interests transferred to Sygnet.

2. RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued Statement No. 130, REPORTING COMPREHENSIVE INCOME, which is required to be adopted effective January 1, 1998. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The impact of Statement No. 130 on the Company's financial statements is not expected to be material.

    In June 1997, the FASB also issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which is required to be adopted effective January 1, 1998. This Statement changes the way companies report selected segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The impact of Statement No. 131 on the Company's financial statement disclosures is not expected to be material.

3. ACQUISITIONS

    On October 9, 1996, the Company acquired certain cellular licenses, property, equipment, customer lists, current assets and current liabilities of Horizon Cellular Telephone Company of Chautauqua L.P., Horizon Cellular Telephone Company of Crawford L.P., and Horizon Cellular Telephone Company of Indiana L.P. (hereinafter collectively referred to as "Horizon") for cash of $252.9 million. The acquired systems provide cellular service to an estimated population of 1.4 million in contiguous markets in Western Pennsylvania and Western New York.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. ACQUISITIONS (CONTINUED)
    On September 30, 1995, Sygnet, as a general partner, purchased 95.46% of Erie for cash of $40.53 million. On November 30, 1995, Sharon purchased 4.54% of Erie for $1.92 million, which was paid on February 12, 1996.

    The above transactions were accounted for as purchases and, accordingly, the results of operations of the companies acquired have been included in the consolidated financial statements since the dates of acquisition.

    Cash paid for acquisitions is summarized below:

                                                                    1995            1996
                                                                -------------  --------------
Current assets acquired.......................................  $     923,234  $    3,613,696
Property and equipment........................................      1,349,195      18,986,400
Cellular licenses.............................................     40,289,743     207,223,616
Customer lists................................................                     25,700,000
Current liabilities assumed...................................       (108,878)       (774,134)
                                                                -------------  --------------
Net assets and liabilities acquired...........................     42,453,294     254,749,578
Amounts payable in future periods.............................     (1,920,190)       (599,442)
                                                                -------------  --------------
Cash paid.....................................................  $  40,533,104  $  254,150,136
                                                                -------------  --------------
                                                                -------------  --------------

    The pro forma unaudited condensed combined results of operations for the year ended December 31, 1996 as if the purchase occurred on January 1, 1996 are as follows:

                                                                                     1996
                                                                                --------------
Revenue.......................................................................  $   69,851,000
                                                                                --------------
                                                                                --------------
Loss before extraordinary item................................................  $  (15,283,000)
                                                                                --------------
                                                                                --------------
Net loss......................................................................  $  (16,704,000)
                                                                                --------------
                                                                                --------------
Pro forma net loss per share applicable to common shareholders................  $        (3.25)
                                                                                --------------
                                                                                --------------

4. SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

    The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated in the consolidated financial statements.

    CASH EQUIVALENTS

    The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORY

    Inventory consisting of merchandise purchased for resale is stated at the lower of cost or market determined by the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives calculated under the straight-line or double-declining balance methods.

    INTANGIBLE ASSETS

    The FCC issues licenses that enable cellular carriers to provide cellular service in specific geographic areas. The FCC grants licenses for a term of up to 10 years and generally grants renewals if the licensee has complied with its obligations under the Communications Act of 1934. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The Company believes that it has met, and will continue to meet all requirements necessary to secure renewal of its cellular licenses.

    The Company has acquired cellular licenses and customer lists through its acquisition of interests in various cellular systems. The cost of licenses and customer lists acquired was $231,003,426 in 1996. The Company uses a 40 year useful life to amortize its licenses under the straight-line method. Purchased cellular and paging customer lists are being amortized over 5 years under the straight-line method. The components of intangible assets at December 31 are summarized below:

                                                                    1996            1997
                                                               --------------  --------------
Cellular licenses............................................  $  255,849,696  $  255,849,696
Customer lists...............................................      25,819,792      25,819,792
                                                               --------------  --------------
                                                                  281,669,488     281,669,488
Accumulated amortization.....................................      (4,862,135)    (16,421,166)
                                                               --------------  --------------
                                                               $  276,807,353  $  265,248,322
                                                               --------------  --------------
                                                               --------------  --------------

    Amortization expense was $523,768, $3,652,470 and $11,559,031 in 1995, 1996
and 1997, respectively.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized.

    REVENUE RECOGNITION

    The Company earns revenue primarily by providing cellular services to its customers (Subscriber Revenue) and from the usage of its system by the customers of other cellular carriers (Roamer Revenue). Access revenue for Subscriber Revenue is billed one month in advance. Revenue is recognized as service is rendered. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed when incurred.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEFERRED FINANCING COSTS

    Deferred financing costs are being amortized over the terms of the bank credit facility and senior notes. Accumulated amortization was $266,084 and $1,409,754 at December 31, 1996 and 1997, respectively. Amortization expense was $196,170, $437,276 and $1,141,065 in 1995, 1996 and 1997, respectively. Upon entering into a new bank credit facility in October 1996, an extraordinary loss of $1,420,864 was incurred to write-off unamortized financing costs under the extinguished bank credit agreement as described in Note 6.

    ADVERTISING COSTS

    Advertising costs are recorded as expense when incurred. Advertising expense was $933,498, $1,225,151 and $1,841,138 in 1995, 1996 and 1997, respectively.

    NET LOSS PER COMMON SHARE

    In 1997, the Company adopted FASB Statement No. 128, EARNINGS PER SHARE, which replaced the computation of primary and fully diluted earnings per share with basic and diluted earnings per share. No restatement of prior year earnings per share amounts was necessary since the impact was not significant.

    Net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. The pro forma net loss per share for 1996 is based on the number of common shares outstanding, as if the corporate restructuring described in Note 1 occurred at the beginning of the year. The effect of stock options is not included in the computation of dilutive earnings per share since it is anti-dilutive.

    Losses applicable to common shareholders include adjustments for Preferred Stock dividends and accretions and the excess of the redemption price paid over the carrying value of the Preferred Stock. Earnings per share for 1995 is not presented because such data prior to the restructuring described in Note 1 is not meaningful.

    STOCK COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements based on the intrinsic value of the equity instruments granted, as set forth in APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

    SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed upon billing rates between the parties. Approximately 62%, 48% and 43% of the Company's Roamer Revenue was earned from two cellular carriers in 1995, 1996 and 1997, respectively.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FINANCIAL INSTRUMENTS

    Derivative financial instruments are used by the Company in the management of interest rate exposure and are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related liability being hedged (i.e., adjustments to interest expense).

    The Company uses variable interest rate credit facilities to finance acquisitions and operations of the Company. The Company may reduce its exposure to fluctuations in interest rates by creating offsetting positions through the use of derivative financial instruments. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives. The notional amount of interest rate swaps is the underlying principal amount used in determining the interest payments exchanged over the life of the swap. The notional amount is not a measure of the Company's exposure through its use of derivatives.

    The Company may be exposed to credit loss in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates the counterparties will be able to fully satisfy its obligations under the agreements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1996 and 1997, the carrying value of cash equivalents, accounts receivable, the interest rate swap and the long-term bank debt approximated fair value. The fair value of the long-term unsecured senior notes, calculated based on quoted market prices, was $112,750,000 and $118,800,000 at December 31, 1996 and 1997, respectively.

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                 USEFUL LIFE        1996            1997
                                                -------------  --------------  --------------
Land, building and improvements...............     5-19 years  $    7,296,770  $   10,575,573
Cellular system and equipment.................   2.5-19 years      41,498,865      57,010,440
Customer premise equipment....................        3 years       1,690,906         665,935
Office furniture and equipment................     3-10 years       4,341,459       9,257,464
Cell site construction in progress............                      1,076,817       1,522,275
                                                               --------------  --------------
                                                                   55,904,817      79,031,687
Accumulated depreciation......................                    (11,945,848)    (26,024,672)
                                                               --------------  --------------
                                                               $   43,958,969  $   53,007,015
                                                               --------------  --------------
                                                               --------------  --------------

    At December 31, 1997, the Company had purchase commitments of approximately $9.3 million for equipment.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

6. LONG-TERM DEBT

    On September 19, 1996, the Company issued $110,000,000 11 1/2% unsecured Senior Notes due October 1, 2006 (the Notes). The Notes pay interest semiannually on April 1 and October 1 of each year commencing April 1, 1997. The Notes are redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limit additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties. The proceeds from the Notes were used to repay amounts borrowed under a $75 million bank credit agreement and to finance the acquisition of Horizon described in
Note 3.

    On October 9, 1996, Sygnet entered into a new financing agreement (the Bank Credit Facility) with a commercial bank group. The Bank Credit Facility is a senior secured reducing revolver that provides Sygnet the ability to borrow up to $300.0 million through June 30, 1999. Mandatory reductions in the revolver occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility terminates. The Bank Credit Facility is secured by certain assets and the stock of Sygnet. The Bank Credit Facility provides for various borrowing rate options based on either a fixed spread over the London Interbank Offered Rate (LIBOR) or the prime rate. Interest payments are made quarterly. As of December 31, 1997, $195.5 million was outstanding under the Bank Credit Facility.

    Among other things, the Bank Credit Facility contains financial covenants which require the maintenance of debt service ratios and the hedging of interest rate risk and limit distributions to shareholders and sales of assets. In connection with these covenants, the Company has a three year interest rate swap with a total underlying notional amount of $80 million. The swap agreements converted the interest rate on $80 million notional amount of the credit facility from a variable rate based upon a three month LIBOR (5.81% at December 31, 1997) to fixed rates ranging from 5.79% to 6.03%. Amounts paid or received under these agreements are recognized as adjustments to interest expense.

    There are no future minimum payments based upon the borrowing levels at December 31, 1997 for the next five years.

    Interest paid was $2,202,345, 4,691,776 and $30,076,031 in 1995, 1996 and
1997 respectively.

7. LEASES

    The Company has entered into various operating leases for land and office facilities. Leases for tower sites provide for periodic extensions of lease periods with future lease payments indexed to the consumer price index.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. LEASES (CONTINUED)
    Minimum future rental payments under operating leases having remaining terms in excess of one year as of December 31, 1997 are as follows:

1998...................................................  $1,777,262
1999...................................................   1,445,209
2000...................................................   1,182,204
2001...................................................     817,668
2002...................................................     505,431
Thereafter.............................................   6,657,092
                                                         ----------
Total.................................................. $12,384,866
                                                         ----------
                                                         ----------

    Rent expense was approximately $460,800, $906,042 and $2,077,644 in 1995, 1996 and 1997, respectively.

8. RETIREMENT PLAN

    The Company sponsors a 401(k) retirement and profit sharing plan which covers substantially all its employees. Eligible employees can contribute from 1% to 15% of their compensation. The Company, at its discretion, may match a portion of the employee's contribution. The Company may also, at its discretion, make additional profit sharing contributions to the plan. Total pension expense was $114,000, $181,000 and $293,000 in 1995, 1996 and 1997, respectively.

9. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock (Preferred Stock) were redeemed by the Company at a cost of $10,000,000 which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 10.

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. As of December 31, 1996, the Company accrued stock dividends in the amount of $690,411 (which represented 6,904 shares). The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. For financial reporting purposes, the estimated fair value of the warrants was included with the Preferred Stock in the accompanying balance sheet and the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue. No warrants were issued.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

9. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED)
    The Company has also authorized 10 million shares of Voting Preferred Stock, par value $.01 per share, none of which are issued as of December 31, 1997.

10. SHAREHOLDERS' EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $.01 par value, to Boston Ventures Limited Partnership V (Boston Ventures) at a price of $15 per share (Common Stock Sales). The proceeds of $43.6 million, net of issuance fees of $1.4 million, were used to redeem the remaining outstanding Preferred Stock as described in Note 9, and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sales, Boston Ventures appointed two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which upon purchase based on the requirements of the corporate restructuring described in Note 1, became Class A Common Stock.

    On August 28, 1996, the Company approved a plan to recapitalize the Company whereby the Sygnet common stock Type A (205,698 shares) and Type B (1,028,428 shares) were converted into 6,170,630 shares of Sygnet Wireless, Inc. Class B common stock in a 5 for 1 split, effective on September 20, 1996. These shares are entitled to ten votes per share.

    On January 5, 1995, Sygnet repurchased 8,024 Type A shares for $39.00 per share and 40,173 Type B shares for $35.00 per share from a shareholder for approximately $1,719,000. These shares were accounted for at cost and held as treasury stock until August 28, 1996 when they were retired.

    Under the most restrictive of the covenants discussed in Note 6, the Company could not declare any additional dividends on its common stock at December 31, 1997.

    On December 29, 1994, the Company received a promissory note from an officer/shareholder for $249,952 for the purchase of common shares from a shareholder. The note requires annual payment of interest at 8.23% with principal repayment commencing on December 31, 1998 through December 31, 2001.

11. INCOME TAXES

    On August 31, 1996, Sygnet and Wilcom terminated their status as Subchapter S Corporations. As a result of this termination, application of the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires deferred income taxes to be provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities. As a result of the termination of their Subchapter S Corporation status, Sygnet and Wilcom contributed their undistributed earnings to additional paid-in capital. At December 31, 1997, the Company has net operating loss carryforwards of $28.7 million that expire in 2011 and 2012. For financial reporting purposes, a valuation allowance of $7,747,300 has been recognized to offset the net deferred tax assets which primarily relate to the net operating loss carryforward.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

11. INCOME TAXES (CONTINUED)
    Amounts for deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Deferred tax liabilities:
  Depreciation..................................................  $     787,200  $    --
  Amortization..................................................      1,271,800      3,593,000
                                                                  -------------  -------------
Total deferred tax liabilities..................................      2,059,000      3,593,000
Deferred tax assets:
  AMT credit carryforward.......................................         63,400         63,400
  Allowance for doubtful accounts...............................        397,400        275,300
  Depreciation..................................................                       958,400
  Net operating loss carryforward...............................      2,550,000      9,756,800
  Other.........................................................        201,700        390,400
                                                                  -------------  -------------
                                                                      3,212,500     11,444,300
Valuation allowance.............................................     (1,153,500)    (7,851,300)
                                                                  -------------  -------------
Total deferred tax assets.......................................      2,059,000      3,593,000
                                                                  -------------  -------------
Net deferred tax assets.........................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The components of the income tax provision (benefit) in the consolidated statements of operations for the year ended December 31, 1996 and 1997 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Cumulative effect of conversion from S to C corporation
  status........................................................  $     745,000  $    --
Deferred income tax (benefit)...................................     (1,898,500)    (6,697,800)
Valuation allowance.............................................      1,153,500      6,697,800
                                                                  -------------  -------------
Total provision for income tax (benefit)........................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

12. STOCK OPTION PLAN

    The Company has stock option plans that provide for the purchase of Class A common stock by employees and directors of the Company. Under the stock option plans the Company is authorized to issue 1,250,000 options for the purchase of shares of Class A common stock (1,000,000 for employees and 250,000 for non-employee directors). These options vest over a period ranging from grant date to five years, are exercisable based upon the terms of the grants and expire at the end of ten years. The Company applies APBO No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related Interpretations in accounting for the plan, which requires that for certain options granted, the Company recognizes as compensation expense the excess of the deemed fair value for accounting purposes of the common stock over the exercise price of the options. For the majority of options, no compensation cost has been recognized. Had compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss and net loss per share would not have been materially different from the amounts reported.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

12. STOCK OPTION PLAN (CONTINUED)
    For pro forma calculations the fair value of each option is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants in both 1996 and 1997: risk-free interest rates ranging from 5.9% to 6.9% and average expected lives ranging from
5.25 to 7.5 years for issued options.

    A summary of the status of the company's stock option plan as of December 31, 1996 and 1997 and changes during the years then ended is presented below:

               1996                         1997
    --------------------------   --------------------------
              WEIGHTED-AVERAGE             WEIGHTED-AVERAGE
     SHARES    EXERCISE PRICE     SHARES    EXERCISE PRICE
    --------  ----------------   --------  ----------------
Outstanding
  at
  beginning
  of
  year...    --     -$-           533,200       $10.00
Granted...  533,200       10.00   183,000        10.31
Exercised...    --     --           --         --
Canceled...    --     --            --
    --------       ------        --------       ------
Outstanding
  at year
  end...  533,200       10.00     716,200       $10.08
    --------       ------        --------       ------
    --------       ------        --------       ------
Options
exercisable
  at year
  end...    --                    651,200
Weighted-average
  fair value of
  options
  granted
  during
  the
  year... $  --                  $   7.80
Weighted-average
  remaining
  contractual
  life...     9.68                   8.87

    At December 31, 1997, there were 533,800 options available for future grant.

                             SYGNET WIRELESS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31     SEPTEMBER 30
                                                                                        1997            1998
                                                                                   --------------  --------------
                                                                                       (NOTE)       (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents......................................................  $      860,086  $      467,124
  Accounts receivable, less allowance for doubtful accounts of $565,862 at
    September 30, 1998 and $809,800 at December 31, 1997.........................      10,711,627      13,506,769
  Inventory......................................................................       1,867,445       1,539,169
  Prepaid expenses...............................................................         309,460         929,915
                                                                                   --------------  --------------
    Total current assets.........................................................      13,748,618      16,442,977

Other assets:
  Cellular licenses--net.........................................................     245,866,235     241,062,311
  Customer lists--net............................................................      19,382,087      15,527,090
  Deferred financing costs--net..................................................       8,982,430       8,126,156
                                                                                   --------------  --------------
    Total other assets...........................................................     274,230,752     264,715,557
Property, plant and equipment--net...............................................      53,007,015      52,137,706
                                                                                   --------------  --------------
    Total assets.................................................................  $  340,986,385  $  333,296,240
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................................................  $    3,264,206  $    1,807,017
  Deferred revenue...............................................................       2,058,066       2,381,739
  Accrued expenses and other liabilities.........................................       4,196,230       4,591,172
  Interest payable...............................................................       6,749,755       9,533,632
                                                                                   --------------  --------------
    Total current liabilities....................................................      16,268,257      18,313,560

Long-term debt...................................................................     305,500,000     302,644,000
Shareholders' equity:
  Common shares, $.01 par, Class A, 1 vote per share, 60,000,000 shares authorized, 4,734,091 shares issued and outstanding as of September 30, 1998;
    4,010,653 shares issued and outstanding as of December 31, 1997..............          40,107          47,341
  Common shares, $.01 par, Class B, 10 votes per share; 10,000,000 shares authorized, 4,436,539 shares issued and outstanding as of September 30, 1998;
    5,159,977 shares issued and outstanding as of December 31, 1997..............          51,599          44,365
Additional paid-in capital.......................................................      47,598,498      47,598,498
Retained deficit.................................................................     (28,222,124)    (35,101,572)
Note receivable from officer/shareholder.........................................        (249,952)       (249,952)
                                                                                   --------------  --------------
    Total shareholders' equity...................................................      19,218,128      12,338,680
                                                                                   --------------  --------------
    Total liabilities and shareholders' equity...................................  $  340,986,385  $  333,296,240
                                                                                   --------------  --------------
                                                                                   --------------  --------------

NOTE: THE BALANCE SHEET AT DECEMBER 31, 1997 HAS BEEN DERIVED FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AT THAT DATE BUT DOES NOT INCLUDE ALL OF THE INFORMATION AND FOOTNOTES REQUIRED BY GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR COMPLETE FINANCIAL STATEMENTS.

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------
Revenue:
  Subscriber revenue..............................................................  $   38,531,124  $   46,738,516
  Roamer revenue..................................................................      19,868,262      24,752,828
  Equipment sales.................................................................       3,050,594       4,252,652
  Other revenue...................................................................       1,307,703       1,190,063
                                                                                    --------------  --------------
Total revenue.....................................................................      62,757,683      76,934,059

Costs and expenses:
  Cost of services................................................................       7,175,048       9,004,943
  Cost of equipment sales.........................................................       6,806,047       7,789,947
  General and administrative......................................................      11,666,527      14,664,517
  Selling and marketing...........................................................       7,465,863       9,056,770
  Depreciation and amortization...................................................      21,142,930      21,343,437
                                                                                    --------------  --------------
Total costs and expenses..........................................................      54,256,415      61,859,614
                                                                                    --------------  --------------
Income from operations............................................................       8,501,268      15,074,445

Other:
  Interest expense, net...........................................................      22,558,545      21,612,673
  Other...........................................................................          (6,174)        341,220
                                                                                    --------------  --------------
Net income (loss).................................................................  $  (14,051,103) $   (6,879,448)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Earnings per share information:
  Net income (loss)...............................................................  $  (14,051,103) $   (6,879,448)
  Preferred stock dividend and accretion..........................................      (2,121,472)       --
                                                                                    --------------  --------------
  Net income (loss) applicable to common shareholders.............................  $  (16,172,575) $   (6,879,448)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Net income (loss) per share applicable to common shareholders...................  $        (2.21) $         (.75)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Common shares outstanding.........................................................       7,302,498       9,170,630
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------
OPERATING ACTIVITIES
Net loss..........................................................................  $  (14,051,103) $   (6,879,448)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation....................................................................      11,614,565      11,828,239
  Amortization....................................................................       9,528,365       9,515,198
  Loss (gain) on disposal of assets...............................................         (14,358)        109,104
  Changes in operating assets and liabilities:
    Accounts receivable...........................................................      (2,269,177)     (2,795,142)
    Inventory.....................................................................         413,076         328,276
    Prepaid and deferred expenses.................................................         188,487        (620,455)
    Accounts payable and accrued expenses.........................................         732,773        (738,574)
    Accrued interest payable......................................................         982,713       2,783,877
                                                                                    --------------  --------------
Net cash provided by operating activities.........................................       7,125,341      13,531,075
INVESTING ACTIVITIES
Business acquisition..............................................................        (599,442)       --
Purchases of property and equipment...............................................     (16,979,123)    (11,468,537)
Proceeds from sale of assets......................................................          20,995         400,500
                                                                                    --------------  --------------
Net cash used in investing activities.............................................     (17,557,570)    (11,068,037)
FINANCING ACTIVITIES
Proceeds from long-term debt......................................................      23,500,000      16,894,000
Principal payments on long-term debt..............................................     (35,250,000)    (19,750,000)
Increase in financing costs.......................................................        (308,666)       --
Redemption of preferred stock.....................................................     (21,839,451)       --
Net proceeds from sale of common stock............................................      43,875,000        --
                                                                                    --------------  --------------
Net cash (used in) provided by financing activities...............................       9,976,883      (2,856,000)
Decrease in cash and cash equivalents.............................................        (455,346)       (392,962)
Cash and cash equivalents at beginning of period..................................       2,257,748         860,086
                                                                                    --------------  --------------
Cash and cash equivalents at end of period........................................  $    1,802,402  $      467,124
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                             SYGNET WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the consolidated accounts of Sygnet Wireless, Inc. (the "Company") and its wholly-owned subsidiary Sygnet Communications, Inc. ("Sygnet"). The Company owns and operates cellular telephone systems serving one large cluster with an approximate population of
2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 333-10161) filed with the Securities and Exchange Commission.

2. AGREEMENT AND PLAN OF MERGER

    On July 28, 1998, the Company entered into an Agreement and Plan of Merger ("Merger") with a subsidiary of Dobson Communications Corporation ("Dobson") pursuant to which Dobson will acquire all outstanding shares of common stock of the Company for an aggregate amount of $337.5 million, or approximately $34.51 per share. The agreement is pending regulatory approval and is expected to close in the fourth quarter of 1998.

3. LONG-TERM DEBT

    The Company has $110.0 million 11 1/2% unsecured Senior Notes due October 1, 2006 (the "Notes"). The Notes pay interest semiannually on April 1 and October 1 of each year. The Notes are redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limit additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties.

    Sygnet has a financing agreement (the "Bank Credit Facility") with a commercial bank group. The Bank Credit Facility is a senior secured reducing revolver that provides Sygnet the ability to borrow up to $300.0 million through June 30, 1999. Mandatory reductions in the revolver occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility terminates. The Bank Credit Facility is secured by certain assets and the stock of Sygnet. The Bank Credit Facility provides for various borrowing rate options based on either a fixed spread over the London Interbank Offered Rate (LIBOR) or the prime rate. As of September 30, 1998, the amount outstanding under the Bank Credit Facility is $192.6 million.

4. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock ("Preferred Stock"), were redeemed by the Company at a cost of $10.0 million which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by

                             SYGNET WIRELESS, INC.

                                  (UNAUDITED)

4. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED) the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 5.

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. For financial reporting purposes, the estimated fair value of the warrants was included with the Preferred Stock in the accompanying balance sheet and the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue. No warrants were issued.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

5. SHAREHOLDERS EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $.01 par value, to Boston Ventures Limited Partnership V ("Boston Ventures") at a price of $15 per share ("Common Stock Sale"). The proceeds of $43.9 million, net of issuance fees, were used to redeem the remaining outstanding Preferred Stock as described in Note 4, and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sale, Boston Ventures has two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which, upon purchase, became Class A Common Stock.

6. COMMITMENTS AND CONTINGENCIES

    In accordance with the Merger (see Note 2), the Company may be liable to pay severance benefits and incentive compensation for an approximate amount of $1.9 million to certain employees if the Merger occurs and certain other conditions are met before December 31, 1998.

    On June 8, 1998, the Company entered into an agreement with Pinellas Communications to purchase the license to operate a cellular telephone system in the Rural Service Area PA-2. The purchase price is $6.0 million and the transaction is expected to close in the fourth quarter of 1998.

 (b)     Pro Forma Financial Information

         (1) The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 which gives effect to the acquisition of Sygnet Wireless Inc. by a subsidiary of the Registrant is set forth below.

         (2) The unaudited pro forma condensed consolidated balance sheet and statement of operations as of and for the nine months ended September 30, 1998 which give effect to the acquisition of Sygnet Wireless Inc. by a subsidiary of the Registrant are set forth below.

                       DOBSON COMMUNICATIONS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                     DOBSON
                                                 COMMUNICATIONS       WEST                                     CALIFORNIA
                                                   CORPORATION     MARYLAND(1)   MARYLAND 2(1)  ARIZONA 5(1)        4
                                                 ---------------  -------------  -------------  -------------  -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND
                                                                    PER SUBSCRIBER DATA)
OPERATING REVENUE:
Service revenue................................     $  38,410       $   1,464      $   1,489      $   1,907     $   8,540
Roaming revenue................................        26,262             908          1,147          5,261        10,654
Equipment sales................................         1,455              54             --            383           351
Other..........................................           587              --             --             86           176
                                                 ---------------       ------         ------         ------    -----------
Total operating revenue........................        66,714           2,426          2,636          7,637        19,721
                                                 ---------------       ------         ------         ------    -----------
OPERATING EXPENSES:
Cost of services...............................        16,431             492            878          1,304         5,914
Cost of equipment..............................         4,045              --             --             --         1,155
Marketing and selling..........................        10,669             357            461            627         1,105
General and administrative.....................        11,555             740            333            965         2,698
Depreciation and amortization..................        16,798             405             --            904         2,011
                                                 ---------------       ------         ------         ------    -----------
Total operating expenses.......................        59,498           1,994          1,672          3,800        12,883
                                                 ---------------       ------         ------         ------    -----------
Operating income (loss)........................         7,216             432            964          3,837         6,838
Interest expense...............................       (27,640)             --             --             --          (831)
Other income (expense), net....................         2,777             126             --            150           (19)
                                                 ---------------       ------         ------         ------    -----------
(Loss) income before minority interests
  and income taxes.............................       (17,647)            558            964          3,987         5,988
Minority interests in income of
  subsidiaries.................................        (1,693)             --             --             --            --
                                                 ---------------       ------         ------         ------    -----------
(Loss) income before income taxes..............       (19,340)            558            964          3,987         5,988
Income tax (provision) benefit.................         3,625              --             --             --            --
                                                 ---------------       ------         ------         ------    -----------
(Loss) income from continuing operations.......       (15,715)            558            964          3,987         5,988
                                                 ---------------       ------         ------         ------    -----------
Dividends on preferred stock...................        (2,603)
                                                 ---------------
Net loss from continuing operations
  applicable to common stockholders............       (18,318)
                                                 ---------------
Weighted average shares outstanding............       473,152
                                                 ---------------
Net loss from continuing operations
  applicable to common stockholders
  per share....................................     $  (38.71)
                                                 ---------------


                                                                           PRO FORMA
                                                               SYGNET     ADJUSTMENTS      TOTALS
                                                              ---------  --------------   ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND
                                                                            PER SUBSCRIBER DATA)
OPERATING REVENUE:
Service revenue...............................................$  52,639      2,515 (2)    $ 106,964
Roaming revenue...............................................   26,993     (3,615)(2)       67,610
Equipment sales...............................................    4,323                       6,566
Other.........................................................    1,679                       2,528
                                                              ---------  --------------   ---------
Total operating revenue.......................................   85,634     (1,100)         183,668
                                                              ---------  --------------   ---------
OPERATING EXPENSES:
Cost of services..............................................   10,048       (501)(2)       34,566
Cost of equipment.............................................    9,663         --           14,863
Marketing and selling.........................................   10,841      1,205 (2)       25,265
General and administrative....................................   16,976     (1,805)(2)       31,462
Depreciation and amortization.................................   28,719     58,880 (3)      107,717
                                                              ---------  --------------   ---------
Total operating expenses......................................   76,247     57,779          213,873
                                                              ---------  --------------   ---------
Operating income (loss).......................................    9,387    (58,879)         (30,205)
Interest expense..............................................  (29,902)   (31,083)(4)(5)   (89,456)
Other income (expense), net...................................     (101)       --             2,933
                                                              ---------  --------------   ---------
(Loss) income before minority interests
  and income taxes............................................  (20,616)   (89,962)        (116,728)
Minority interests in income of subsidiaries..................       --        162 (6)       (1,531)
                                                              ---------  --------------   ---------
(Loss) income before income taxes.............................  (20,616)   (89,800)        (118,259)
Income tax (provision) benefit................................       --     41,315 (7)       44,940
                                                              ---------  --------------   ---------
(Loss) income from continuing operations......................  (20,616)   (48,485)         (73,319)
                                                              ---------  --------------   ---------
Dividends on preferred stock..................................             (52,321)(8)(9)   (54,924)
                                                                         --------------   ---------
Net loss from continuing operations
  applicable to common stockholders...........................                             (128,243)
                                                                                          ---------
Weighted average shares outstanding...........................                              492,174
                                                                                          ---------
Net loss from continuing operations applicable
  to common stockholders per share............................                            $ (260.56)
                                                                                          ---------

    See accompanying notes to the unaudited pro forma consolidated condensed financial statements.

                            NOTES TO THE UNAUDITED PRO FORMA CONDENSED

                                 CONSOLIDATED FINANCIAL STATEMENTS

1.       Basis of Accounting

         On December 23, 1998, Dobson Communications Corporation ("DCC") acquired Sygnet Wireless, Inc. and its wholly-owned subsidiary, Sygnet Communications, Inc. (together, "Sygnet") through a merger of an indirect wholly-owned subsidiary of DCC with and into Sygnet Wireless, Inc. (the "Sygnet Acquisition"). The purchase price paid for Sygnet was $337.5 million.

         The pro forma unaudited consolidated statement of operations gives effect to the Sygnet Acquisition and related financings as if they had taken place on January 1, 1997. The Sygnet Acquisition has been accounted for using the purchase method of accounting.

         The pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company and with the financial statements and notes thereto of Sygnet.

         The unaudited pro forma condensed consolidated financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the Company and Sygnet been combined during the period presented. In addition, the pro forma results are not intended to be a projection of future results.

2.       Adjustments to the Pro Forma Condensed Consolidated Statement of
         Operations


(1) To reflect the results of operations for the West Maryland and Maryland 2 properties for the two month period and Arizona 5 RSA for the nine month period in 1997 during which the properties were not owned by the Company.

(2) To reclassify certain operating revenues and expenses to conform with the Company's historical presentation.

(3) To reflect the additional depreciation and amortization resulting from the allocation of purchase price to property and equipment, cellular license acquisition costs and intangible assets. Property and equipment is being depreciated over two to ten years, cellular license acquisition costs over 15 years and intangible assets over five to ten years. The 15 year period used for cellular license acquisition costs is based primarily on the Company's internal analysis of the recovery period for its cellular investments, which indicates that such costs will be recovered through operations over a period of not more than 15 years. Other factors considered include the competitive nature of the cellular industry, the rate of technological change and risk of obsolescence, and the specific terms and characteristics of the licenses.

(4) To reflect (i) $5.8 million of interest expense relating to the Company's outstanding 11 3/4% Senior Notes due 2007 ("Senior Notes") and indebtedness incurred under the then existing bank facility in connection with the Company's 1997 acquisitions, (ii) $.1 million of amortization of deferred financing costs relating to the Senior Notes, (iii) $.1 million of amortization of deferred financing costs relating to the then existing bank facility, (iv) the elimination of $15.8 million of interest expense (including $.4 million of amortization of deferred financing cost) associated with the then existing bank facility which was repaid with a portion of the proceeds from the sale of the Company's outstanding 12 1/4% Senior Exchangeable Preferred Stock Redeemable 2008 ("Senior Preferred Stock") and borrowings under the senior secured revolving credit facility of Dobson Cellular Operating Company, a wholy-owned subsidiary of the Company ("DCOC Facility"), (v) the elimination of $.8 million of interest expense associated with the indebtedness of California 4 which was not assumed by the Company, (vi) $2.6 million of interest expense relating to the $28.4 million of incurred under the DCOC Facility in connection with the California 4 Acquisition (assuming an interest rate of 9.0% per annum),
    (vii) $5.8 million of interest expense relating to indebtedness incurred under the DOC Facility (assuming an interest rate of 9.0% per annum) and
    (viii) $.4 million of amortization of deferred financing costs relating to the existing credit facilities.

(5) To reflect (i) the elimination of $29.9 million of interest expense associated with Sygnet's 11 1/2% Senior Notes ("Sygnet Notes") and indebtedness under Sygnet's existing bank facility which will be repaid by the Company as part of the Sygnet Acquisition, (ii) $24.5 million of interest expense relating to the $200.0 million aggregate principal amount of the 12 1/4% Senior Notes due 2008 issued by Dobson/Sygnet Communications Company, a wholly-owned of the Company ("Dobson/Sygnet Notes"), (iii) $33.4 million of interest expense relating to borrowings under new credit facilities (assuming a weighted average interest rate of 8.38%), (iv) $.2 million of interest expense relating to the unused principal amount of new credit facilities (assuming a commitment fee of .5%), (v) $.8 million of amortization of deferred financing costs relating to the estimated $8.2 million of debt issuance costs incurred in connection with the offering of the Dobson/Sygnet Notes, (vi) $1.5 million of amortization of deferred financing costs relating to the estimated $12.6 million of debt issuance costs incurred in connection with new credit facilities, (vii) $1.4 million of interest related to the $17.5 million of borrowings under credit facility of Dobson Tower Company, a wholly-owned subsidiary of the Company ("Dobson Tower Facility"), and (viii) $.8 million of interest expense related to the $16.2 million of borrowings under existing credit facilities.

(6) To reflect the pro forma loss of the 25% equity interest in the Arizona 5 Partnership not owned by the Company.

(7) To reflect an adjustment to income tax expense assuming a 38% effective tax rate.

(8) To reflect dividends on the Senior Preferred Stock, including the amortization of the issuance costs with respect thereto.

(9) To reflect dividends on preferred stock, including the amortization of the issuance costs and discount with respect thereto and to reflect the dividends on the Class D, Class F and Class G Preferred Stock, assuming dividend rates of 15%, 16% and 16%, respectively, and does not reflect dividends on the preferred stock to be issued by Dobson Tower Company or any amortization of discount on the Class F Preferred Stock resulting from any value that may be attributed to the warrants granted to the purchasers of the Class F Preferred Stock.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998

                                                                                   PRO FORMA
                                                            DOBSON      SYGNET    ADJUSTMENTS     TOTALS
                                                          ----------  ----------  -----------  ------------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Current assets, net of restricted investments...........  $   42,313  $   16,443   $      --     $   58,756
Restricted investments..................................      18,508          --      67,561 (1)     86,069
Property, plant and equipment...........................      76,360      52,138        (836)(2)    127,662
Receivables--affiliate..................................       9,168          --          --          9,168
Cellular license acquisition cost.......................     459,732     241,062     543,265 (2)  1,244,059
Deposits................................................      67,300          --     (25,000)(2)     42,300
Intangible assets.......................................      17,686      23,653      35,647)(3)     76,986
Other assets............................................       9,974          --          --          9,974
                                                          ----------  ----------  -----------    ----------
    Total assets........................................  $  701,041  $  333,296   $ 620,637     $1,654,974
                                                          ----------  ----------  -----------    ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.....................................  $   49,925  $   18,313   $  (2,510)(7) $   65,728
Net liabilities from discontinued operations............         629          --          --            629
Long-term debt..........................................     448,056     302,644     304,211 (4)  1,054,911
Deferred credits........................................      66,642          --     189,264 (2)    255,906
Minority interests......................................      22,949          --       7,500 (5)     30,449
Preferred stock.........................................     197,136          --     178,377 (6)    375,513
Stockholders' equity/net assets.........................     (84,296)     12,339     (56,205)(7)   (128,162)
                                                          ----------  ----------  -----------    ----------
    Total liabilities and stockholders' equity..........  $  701,041  $  333,296   $ 620,637     $1,654,974
                                                          ----------  ----------  -----------    ----------

                       DOBSON COMMUNICATIONS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                          NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                     ---------------------------------------------------------------------------
                                                         DOBSON
                                                     COMMUNICATIONS                                 PRO FORMA
                                                       CORPORATION    CALIFORNIA 4(7)   SYGNET     ADJUSTMENTS          TOTALS
                                                     ---------------  ---------------  ---------   -----------         ---------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER SUBSCRIBER DATA)
OPERATING REVENUE:
  Service revenue..................................     $  47,769        $   2,399     $  46,738    $   2,138 (9)       $ 99,044
  Roaming revenue..................................        45,916            2,336        24,753       (4,036)(9)         68,969
  Equipment sales..................................         2,503              274         4,253           --              7,030
  Other............................................           158               74         1,190           --              1,422
                                                     ---------------        ------     ---------   -----------         ---------
  Total operating revenue..........................        96,346            5,083        76,934       (1,898)           176,465
                                                     ---------------        ------     ---------   -----------         ---------
OPERATING EXPENSES:
  Cost of services.................................        22,603            1,451         9,005       (1,246)(9)         31,813
  Cost of equipment................................         5,167              433         7,790           --             13,390
  Marketing and selling............................        14,856              235         9,057        1,946 (9)         26,094
  General and administrative.......................        16,219              978        14,665       (2,598)(9)         29,264
  Depreciation and amortization....................        29,714              593        21,343       37,967 (10)        89,617
                                                     ---------------        ------     ---------   -----------         ---------
  Total operating expenses.........................        88,559            3,690        61,860       36,070            190,179
                                                     ---------------        ------     ---------   -----------         ---------
Operating income (loss)............................         7,787            1,393        15,074      (37,968)           (13,714)
  Interest expense.................................       (25,039)            (240)      (21,613)     (25,657)(11)(12)   (72,549)
  Other income (expense), net......................         3,304               98          (340)          --              3,061
                                                     ---------------        ------     ---------   -----------         ---------
(Loss) income before minority interests
  and income taxes.................................       (13,948)           1,251        (6,879)     (63,625)           (83,202)
Minority interests in income of subsidiaries.......        (1,963)              --            --           --             (1,963)
                                                     ---------------        ------     ---------   -----------         ---------
(Loss) income before income taxes..................       (15,911)           1,251        (6,879)     (63,625)           (85,165)
Income tax benefit.................................         4,864               --            --       27,498 (13)        32,362
                                                     ---------------        ------     ---------   -----------         ---------
(Loss) income from continuing operations...........       (11,047)           1,251        (6,879)     (36,127)           (52,803)
                                                     ---------------        ------     ---------   -----------         ---------
Dividends on preferred stock.......................       (16,749)                                    (27,356)(14)(15)   (44,105)
                                                     ---------------                               -----------         ---------
Net loss from continuing operations
  applicable to common stockholders................       (27,796)                                                       (96,908)
                                                     ---------------                                                   ---------
Weighted average shares outstanding................       473,152                                                        492,174
                                                     ---------------                                                   ---------
Net loss from continuing operations applicable
  to common stockholders per share.................        (58.75)                                                       (196.90)
                                                     ---------------                                                   ---------

    See accompanying notes to the unaudited pro forma consolidated condensed financial statements.

                            NOTES TO THE UNAUDITED PRO FORMA CONDENSED

                                 CONSOLIDATED FINANCIAL STATEMENTS

1.       Basis of Accounting

         On December 23, 1998, Dobson Communications Corporation ("DCC") acquired Sygnet Wireless, Inc. and its wholly-owned subsidiary, Sygnet Communications, Inc. (together, "Sygnet") through a merger of an indirect wholly-owned subsidiary of DCC with and into Sygnet Wireless, Inc. (the "Sygnet Acquisition"). The purchase price paid for Sygnet was $337.5 million.

         The pro forma unaudited consolidated statement of operations gives effect to the Sygnet Acquisition and related financings as if they had taken place on January 1, 1997. The pro forma unaudited condensed consolidated balance sheet has been prepared as if the Sygnet Acquisition occurred on September 30, 1998. The Sygnet Acquisition has been accounted for using the purchase method of accounting.

         The pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company and with the financial statements and notes thereto of Sygnet.

         The unaudited pro forma consolidated condensed financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the Company and Sygnet been combined during the period presented. In addition, the pro forma results are not intended to be a projection of future results.

2. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet and Pro Forma Condensed Consolidated Statement of Operations

(1) To reflect the approximately $67.6 million in restricted cash to be held in a pledged account to secure and fund the first six scheduled interest payments on the Dobson/Sygnet Notes.

(2) To allocate the purchase price of the Sygnet Acquisition, including the related deferred tax liability to the assets acquired.

(3) To reflect an estimated $22.8 million of offering costs incurred with the Dobson/Sygnet Notes, preferred stock and new credit facilities.

(4) To reflect (i) the elimination of $302.6 million of indebtedness associated with Sygnet that will be repaid by the Company as part of the Sygnet Acquisition (included in this amount is $110.0 million of Sygnet Notes which the Company estimates will be repurchased for $135.8 million using borrowings under new credit facilities), (ii) the incurrence of $398.2 million of indebtedness under new credit facilities, (iii) the issuance of $200.0 million aggregate principal amount of the Dobson/ Sygnet Notes, (iv) the repayment of the $25.0 million borrowed to pay the deposit for the Sygnet Acquisition, (v) the incurrence of $17.5 million of indebtedness under the Dobson Tower Facility and (vi) the incurrence of $16.2 million of indebtedness under existing credit facilities.

(5) To reflect the $7.5 million preferred stock issued by Dobson Tower Company to an affiliate of the Company.

(6) To reflect the issuance of preferred stock, an additional $115.0 million of other preferred stock to be issued as part of the Sygnet Financing and $25.0 million of Class G Preferred Stock and does not reflect any amortization of discount on the Class F Preferred Stock resulting from any value that may be attributed to the warrants granted to the purchasers of the Class F Preferred Stock.

(7) To reflect the elimination of stockholders' equity of Sygnet, the conversion of Class B Preferred Stock to Class A Common Stock and the stock repurchases.

(8) To reflect the results of operations for California 4 for the three month period in 1998 during which the property was not owned by the Company.

(9) To reclassify certain operating revenues and expenses to conform with the Company's historical presentation.

(10) To reflect the additional depreciation and amortization resulting from the allocation of purchase price to property and equipment, cellular license acquisition costs and intangible assets. Property and equipment is being depreciated over two to ten years, cellular license acquisition costs over 15 years and intangible assets over five to ten years. The 15 year period used for cellular license acquisition costs is based primarily on the Company's internal analysis of the recovery period for its cellular investments, which indicates that such costs will be recovered through operations over a period of not more than 15 years. Other factors considered include the competitive nature of the cellular industry, the rate of technological change and risk of obsolescence, and the specific terms and characteristics of the licenses.

(11) To reflect (i) the $.7 million of interest expense relating to the $28.4 million of indebtedness incurred under the DCOC Facility in connection with the California 4 Acquisition (assuming an interest rate of 9.0% per annum) and (ii) the elimination of $.3 million of interest expense associated with the indebtedness of California 4 which was not assumed by the Company.

(12) To reflect (i) the elimination of $21.6 million of interest expense associated with the Sygnet Notes and Sygnet's existing bank facility which will be repaid by the Company as part of the Sygnet Acquisition,
     (ii) $18.4 million of interest expense relating to the $200.0 million of the Dobson/Sygnet Notes, (iii) $25.0 million of interest expense relating to the borrowings under new credit facilities (assuming a weighted average rate of 8.38%), (iv) $.1 million of interest expense relating to the unused principal amounts of new credit facilities (assuming a commitment fee of .5%), (v) $.6 million of amortization of deferred financing costs relating to the estimated $8.2 million of debt issuance costs incurred in connection with the offering of the Dobson/Sygnet Notes, (vi) $1.1 million of amortization of deferred financing costs relating to the estimated $12.6 million of debt issuance costs incurred in connection with new credit facilities, (vii) $1.1 million of interest relating to the $17.5 million of borrowings under the Dobson Tower Facility, (viii) the elimination of $.3 million of interest related to the $25.0 million borrowed under an existing credit facility to pay the initial deposit for the Sygnet Acquisition and
     (ix) $1.1 million of interest expense related to the $16.2 million of borrowings under existing credit facilities.

(13) To reflect an adjustment to income tax expense, assuming a 38% effective tax rate.

(14) To reflect dividends on the Senior Preferred Stock, including, the amortization of the issuance costs with respect thereto.

(15) To reflect dividends on preferred stock, including the amortization of the issuance costs and discount with respect thereto and to reflect the dividends on the Class D, Class F and Class G Preferred Stock, assuming dividend rates of 15%, 16% and 16%, respectively, and does not reflect dividends on the preferred stock to be issued by Dobson Tower Company or any amortization of discount on the Class F Preferred Stock resulting from any value that may be attributed to the warrants granted to the purchasers of the Class F Preferred Stock.





(c)      Exhibits

         The following exhibits are filed as a part of this report:

Exhibit
No.        Description                                          Method of Filing
-------    -----------                                          ----------------
23.1       Consent of Ernst & Young LLP with respect to         Filed herewith
           Sygnet Wireless, Inc.                                electronically

99         Press release dated December 29, 1998 announcing     Filed herewith
           the Registrant's acquisition of Sygnet.              electronically



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 15, 1999           Dobson Communications Corporation
                                  (Registrant)

                                  By: /s/ Everett R. Dobson
                                      Everett R. Dobson
                                      Chairman of the Board and Chief Executive
                                      Officer

                                  By: /s/ Bruce R. Knooihuizen
                                      Bruce R. Knooihuizen
                                      Vice President and Chief Financial Officer